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                                                                   EXHIBIT 10.24

                                AMENDMENT TO THE

                        LKQ CORPORATION 401(K) PLUS PLAN

          WHEREAS, LKQ Corporation ("Company") previously adopted the LKQ Corporation 401(k) Plus Plan ("Plan"); and

          WHEREAS, the Company reserved the right to amend the Plan in Section
10.3 thereof; and

          WHEREAS, effective January 1, 2002, the Company desires to amend the Plan to revise the claims procedure therein;

          NOW, THEREFORE, effective January 1, 2002, Section 9 of the Plan is deleted in its entirety and replaced to read as follows:

9.   DETERMINATION OF BENEFITS, CLAIMS PROCEDURE AND ADMINISTRATION

     9.1  CLAIMS.

          A Participant, beneficiary or other person who believes that he or she is being denied a benefit to which he or she is entitled (hereinafter referred to as "Claimant"), or his or her duly authorized representative, may file a written request for such benefit with the Committee setting forth his or her claim. The request must be addressed to the Committee at the Company at its then principal place of business.

     9.2  CLAIM DECISION.

          Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within a reasonable period of time, but ordinarily not later than ninety days, and shall, in fact, deliver such reply within such period. However, the Committee may extend the reply period for an additional ninety days for reasonable cause. If the reply period will be extended, the Committee shall advise the Claimant in writing during the initial 90-day period indicating the special circumstances requiring an extension and the date by which the Committee expects to render the benefit determination.

          If the claim is denied in whole or in part, the Committee will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

               (a) the specific reason or reasons for the denial;

               (b) the specific references to pertinent Plan provisions on which the denial is based;

               (c) a description of any additional material or information necessary for the Claimant to perfect the claim and an explanation as to why such material or such information is necessary;

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               (d) appropriate information as to the steps to be taken if the
          Claimant wishes to submit the claim for review, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review; and

               (e) the time limits for requesting a review of the denial under
          Section 9.3 and for the actual review of the denial under Section 9.4.

     9.3  REQUEST FOR REVIEW.

          Within sixty days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Secretary of the Company ("Secretary") review the Committee's prior determination. Such request must be addressed to the Secretary at the Company at its then principal place of business. The Claimant or his or her duly authorized representative may submit written comments, documents, records or other information relating to the denied claim, which such information shall be considered in the review under this Section without regard to whether such information was submitted or considered in the initial benefit determination.

          The Claimant or his or her duly authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Committee in making its initial claims decision, (ii) was submitted, considered or generated in the course of the Committee making its initial claims decision, without regard to whether such instrument was actually relied upon by the Committee in making its decision or (iii) demonstrates compliance by the Committee with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants. If the Claimant does not request a review of the Committee's determination within such sixty-day period, he or she shall be barred and estopped from challenging such determination.

     9.4  REVIEW OF DECISION.

          Within a reasonable period of time, ordinarily not later than sixty days, after the Secretary's receipt of a request for review, it will review the Committee's prior determination. If special circumstances require that the sixty-day time period be extended, the Secretary will so notify the Claimant within the initial 60-day period indicating the special circumstances requiring an extension and the date by which the Secretary expects to render its decision on review, which shall be as soon as possible but not later than 120 days after receipt of the request for review. In the event that the Secretary extends the determination period on review due to a Claimant's failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall not take into account the period beginning on the date on

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     which notification of extension is sent to the Claimant and ending on the date on which the Claimant responds to the request for additional information.

          Benefits under the Plan will be paid only if the Secretary decides in its discretion that the Claimant is entitled to such benefits. The decision of the Secretary shall be final and non-reviewable, unless found to be arbitrary and capricious by a court of competent review. Such decision will be binding upon the Employer and the Claimant.

          If the Secretary makes an adverse benefit determination on review, the Secretary will render a written opinion, using language calculated to be understood by the Claimant, setting forth:

               (a) the specific reason or reasons for the denial;

               (b) the specific references to pertinent Plan provisions on which the denial is based;

               (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information which (i) was relied upon by the Secretary in making its decision, (ii) was submitted, considered or generated in the course of the Secretary making its decision, without regard to whether such instrument was actually relied upon by the Secretary in making its decision or (iii) demonstrates compliance by the Secretary with its administrative processes and safeguards designed to ensure and to verify that benefit claims determinations are made in accordance with governing Plan documents, and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated claimants; and

               (d) a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following the adverse benefit determination on such review.

     9.5  DISCRETIONARY AUTHORITY.

          The Committee and Secretary shall both have discretionary authority to determine a Claimant's entitlement to benefits upon his claim or his request for review of a denied claim, respectively.

          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by a duly authorized officer this 4th day of November, 2002.


                                                LKQ CORPORATION

                                                By: /s/ Victor M. Casini
                                                   -----------------------------
                                                Title: Vice President and
                                                       General Counsel
                                                      --------------------------